                                                                    EXHIBIT 2.2

                                STATE OF FLORIDA
                              DEPARTMENT OF STATE



I certify the attached is a true and correct copy of the Articles of Merger, filed on March 23, 1998, for AMERICAN BANK OF BRADENTON which changed its name to AMERICAN BANK, the surviving Florida corporation, as shown by the record of this office.


The document number of this corporation is J82985.



                                                Given under my hand and the
                                            Great Seal of the State of Florida
                                           at Tallahassee, the Capitol, this the
                                              Twenty-third day of March, 1988

[SEAL]

                                                         /s/ Sandra B. Mortham
                                                         -----------------------
                                                         Sandra B. Mortham
                                                         Secretary of State

                               ARTICLE OF MERGER
                                       OF
                              MURDOCK FLORIDA BANK
                        (a Florida state-chartered bank)
                                      INTO
                          AMERICAN BANK OF Bradenton
                        (a Florida state-chartered bank)



         Pursuant to Section 607.1105 of the Florida Business Corporation Act (the "Act"), and Section 658.41 of the Florida Statues, these Articles of Merger provide as follows:


                                   ARTICLE I
                         Name of Surviving Corporation


         Murdock Florida, a Florida state-chartered bank ("Murdock"), shall be merged with and into American Bank of Bradenton, a Florida state-chartered bank, and American Bank of Bradenton shall be the surviving bank. At the Effective time, as defined herein, American Bank of Bradenton, as the surviving bank, shall be named "American Bank".


                                   ARTICLE II
                                 Plan of Merger


         The Plan of Merger is attached hereto as Exhibit A.


                                  ARTICLE III
                              Approval of the Plan


         That certain Agreement and Plan of Merger ("Agreement and Plan of Merger") dated September 23, 1997, as amended as of October 8, 1997, by and among American Bank of Bradenton ("American Bank"), American Bancshares, Inc. ("ABI"), a Florida corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended, and Murdock was adopted by and unanimously approved, in accordance with Florida law, by the respective Boards of Directors of ABI and Murdock on September 23, 1997 and was approved and ratified by the Board of Directors of American Bank on December 9, 1997.


         The Agreement and Plan of Merger was duly adopted and approved by the Stockholders of Murdock at a Special Meeting of the Stockholders on March 12, 1998


         The Agreement and Plan of Merger was duly adopted and approved by ABI, the sole shareholder of American Bank, effective March 12, 1998, pursuant to an Action by Written Consent of Sole Shareholder in Lieu of Special Meeting.

                                   ARTICLE IV
                          EFFECTIVE DATE OF THE MERGER

     The Agreement and Plan of Merger and the Articles of Merger shall be effective as of the close of business on March 23, 1998 (the "Effective Time").

     IN WITNESS WHEREOF, the parties hereto have caused these Articles of Merger to be duly executed by their respective authorized officers as of March 17, 1998.

                                   MURDOCK FLORIDA BANK


                                   By: /s/ Robert L. Andreasen
                                      ------------------------------------------
                                       Robert L. Andreasen, President and
                                         Chief Executive Officer


                                   AMERICAN BANK OF BRADENTON


                                   By: /s/ Gerald L. Anthony
                                      ------------------------------------------
                                       Gerald L. Anthony, President and
                                         Chief Executive Officer

                                   EXHIBIT A

                               PLAN OF MERGER OF
                       MURDOCK FLORIDA BANK WITH AND INTO
                           AMERICAN BANK OF BRADENTON


         PLAN OF MERGER ("Plan of Merger") dated March 17, 1998, describing a merger by and between MURDOCK FLORIDA BANK ("Murdock"), a Florida state chartered bank having its principal office at 1777 Tamiami Trail, Murdock, Florida 33948 and AMERICAN BANK OF BRADENTON ("American Bank"), a Florida state chartered bank having its principal office at 4702 Cortex Road West, Bradenton, Florida 34210.

                                   WITNESSETH

         WHEREAS, Murdock is a banking corporation chartered under the laws of the State of Florida, the authorized capital stock of which consists of 800,000 shares of common stock, $10.00 par value per share ("Murdock Common Stock") of which, at the date hereof, 385,015 shares are issued and outstanding and 14,000 of which are reserved for issuance pursuant to outstanding options covering such reserved shares;

         WHEREAS, American Bank is a Florida banking corporation and a wholly-owned subsidiary of American Bancshares, Inc., a Florida corporation and a bank holding company registered under the Bank Holding Company Act of 1956 ("ABI");

         WHEREAS, the respective Board of Directors of Murdock, American Bank, and ABI deem the merger of Murdock with and into American Bank, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective banks, corporations, and the shareholders, and the respective Board of Directors of Murdock and American Bank have adopted resolutions approving the Agreement and Plan of Merger dated September 23, 1997, as amended as of October 8, 1997, by and among ABI, American Bank, and Murdock ("Merger Agreement"), providing for all the terms of the merger of Murdock with and into American Bank;

         WHEREAS, the Merger Agreement and this Plan of Merger providing for the merger pursuant to Section 658.42 of the Florida Statutes have been approved by the Board of Directors of each of the parties thereto, the Board of Directors of Murdock has directed the Merger Agreement and this Plan of Merger be submitted to its shareholders; and

         NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties do hereby agree that the Plan of Merger shall be as follows:

                                   ARTICLE I

                              TERMS OF THE MERGER

         1.1 THE MERGER. Subject to the terms and conditions of this Plan of Merger, on the Effective Date (as hereinafter defined), Murdock shall be merged with and into American Bank pursuant to the provisions of, and with the effect provided under, Florida law (said transaction being hereinafter referred to as the "Merger"). On the Effective Date, the separate existence of Murdock shall cease and American Bank, as the surviving entity, shall continue unaffected and unimpaired by the Merger. (American Bank as existing on and after the Effective Date being hereinafter sometimes referred to as the "Surviving Bank.") The name of the Surviving Bank shall be "American Bank."

         1.2. EFFECTIVE TIME. The Articles of Merger evidencing the transactions contemplated herein shall be delivered for filing to the Department of State of the State of Florida (the "Department"). The Merger shall become effective at the close of business on March 23, 1998 (such date being referred to herein as the "Effective Time").

         1.3 EFFECT OF THE MERGER. The Merger shall have the effects specified in Section 658.45 of the Florida Statutes.

                                   ARTICLE II

                      ARTICLES OF INCORPORATION AND BYLAWS

         The Articles of Incorporation and the Bylaws of American Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation and the Bylaws of the Surviving Bank, in each case until amended in accordance with applicable law.

                                  ARTICLE III

                   BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

         At the Effective Time, the Board of Directors of the Surviving Bank shall consist of those persons serving as directors of American Bank immediately prior to the Effective Time, each such person being identified in Exhibit A hereto. At the Effective Time, the Executive Officers of the Surviving Bank shall consist of those persons set forth in Exhibit A hereto. Directors and Executive Officers of the Surviving Bank will be elected annually and shall serve until the next election of directors or executive officers, as the case may be, and until their successors are duly elected and qualified or until their earlier death, resignation or removal.

                                   ARTICLE IV

                          BUSINESS OF BANK AND OFFICES

         4.1 BUSINESS OF SURVIVING BANK. The business of the Surviving Bank shall be that of a state banking corporation. The Surviving Bank shall issue savings accounts on the same basis as American Bank issued savings accounts prior to the Merger. The Surviving Bank shall not have trust powers as of the Effective Time.

         4.2 PRINCIPAL OFFICE AND BRANCHES. The principle offices of the Surviving Bank shall be located at 4702 Cortez Road West, Bradenton, Florida 34210. A list of the branches of the Surviving Bank is attached hereto as Exhibit B.

                                   ARTICLE V

                                 CAPITAL STOCK

         5.1 CONVERSION OF SHARES. Subject to the provisions of this Article V, at the Effective Time, by virtue of the Merger and without any action on the part of ABI, American Bank, Murdock, or their respective stockholders, the shares of the constituent corporations shall be converted in the manner set forth in Article III of the Merger Agreement as attached hereto as Exhibit C and incorporated herein by reference, and stockholders of Murdock shall be entitled to the Merger Consideration (as defined in the Merger Agreement), except to the extent that such stockholders of Murdock have purportedly exercised the dissenters' rights.

         5.2 CAPITAL OF SURVIVING BANK. At the Effective Time, the Surviving Bank shall have authorized capital stock of 4,000,000 shares, of which 2,380,641 shares shall be issued and outstanding and twenty four million, five hundred thousand dollars ($24,500,000) divided into 2,380,641 shares of $1.175 par value common stock, of which 2,380,641 shares are issued to ABI, and the Surviving Bank shall have surplus and retained earnings equal to the capital accounts of American Bank and Murdock immediately prior to the Effective Time. All such amounts of surplus and retained earnings shall be adjusted for normal earnings and expenses, and any accounting adjustments relating to the Merger provided for herein.

                                   ARTICLE VI

                              CONDITIONS TO MERGER

         This Plan of Merger is subject to the following terms and conditions:

         6.1 MERGER AGREEMENT CONDITIONS. The obligations of American Bank and Murdock to effect the Merger as herein provided shall be subject to the satisfaction, unless duly waived, of the conditions set forth in the Merger Agreement, which conditions are incorporated herein by reference to the Merger Agreement.

         6.2 REGULATORY APPROVALS. The Florida Department of Banking and Finance shall have approved this Plan of Merger and shall have issued all other necessary authorizations and approvals for the Merger, including the Certificate of Merger. The appropriate federal regulatory agencies shall have approved the Merger and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.

                                  ARTICLE VII

                              SHAREHOLDER APPROVAL

         This Plan of Merger has been approved by the affirmative vote of ABI, the sole shareholder of American Bank, and the affirmative vote of holders of at least two-thirds of the outstanding Murdock Common Stock at a meeting of stockholders duly called by the Directors of Murdock or as otherwise provided by the bylaws, and the Merger agreement and Plan of Merger have been approved by the stockholders of Murdock and American Bank in accordance with applicable law and the articles of Incorporation and Bylaws of the respective institutions. American Bank and Murdock shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of actions, and the satisfaction of all other requests prescribed by law or otherwise necessary or appropriate for consummation of the Merger and the transactions contemplated thereby, including, without limitation, any necessary regulatory approvals and consents.

                                  ARTICLE VIII

                               FURTHER ASSURANCES

         If any time the Surviving Bank shall consider or be advised that any further assignments, conveyances, or assurances are necessary or desirable to vest, perfect, or confirm in the Surviving Bank title to any property or rights of Murdock, or otherwise carry out the provisions hereof, the proper officers and directors of Murdock, as of the Effective Date, and thereafter the officers of the Surviving Bank, acting on behalf of Murdock, shall execute and deliver any and all property or assignments, conveyances, and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

                                   ARTICLE IX

                          ABANDONMENT AND TERMINATION

         Anything contained in the Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of Murdock, this Plan of Merger may be terminated and the Merger abandoned as provided in the Merger Agreement.

                                   ARTICLE X

                                 MISCELLANEOUS

         10.1 This Plan of Merger may be amended or supplemented at any time by mutual agreement of American Bank and Murdock. Any such amendment or supplement must be in writing and approved by their respective Board of Directors and shall be subject to the proviso in Section 11.6 of the Merger Agreement.

         10.2 Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with provisions of Merger Agreement.

         10.3 The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Plan of Merger.

         10.4 This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and entirely to be performed in such jurisdiction, except to the extent federal law may applicable.

         WITNESS WHEREOF the American Bank and Murdock have caused the signatures and seals of said constituent banks to be affixed hereto effective as of the date first written above, each hereunto set by its President or a Vice President and attested by its Cashier or Secretary, pursuant to a resolution of its Board of Directors, acting by a majority thereof.


                                    AMERICAN BANK OF BRADENTON

                                    By:  /s/ Gerald L. Anthony
                                       ------------------------
                                    Gerald L. Anthony
                                    President and Chief Executive Officer


Attest:


/s/ Brian M. Watterson
----------------------
    Secretary


    (Seal of Bank)


                                    MURDOCK FLORIDA BANK


                                    By:  /s/ Robert L. Andreasen
                                       -------------------------
                                    Robert L. Andreasen
                                    President and Chief Executive Officer

Attest:

/s/ Dale E. Bowe
  -----------------
    Cashier


    (Seal of Bank)

                                   EXHIBIT A

                                   DIRECTORS

Samuel S. Aidlin                      Lindell W. Orr
5079 Village Gardens                  2020 59th Street West
Sarasota, FL 34234                   Bradenton, FL 34209

Gerald L. Anthony                     Lynn B. Powell, III
3907 Royal Palm Drive                 553 Magellan
Bradenton, FL 34210                  Sarasota, FL 34243

Ronald L. Larson                      Walter L. Presha
3001 Riverview Blvd.                  880 33rd Street East
Bradenton, FL 34205                  Palmetto, FL 34221

Timothy I. Miller                     J. Gary Russ
3203 52nd Avenue Dr.                  10902 Russ Road
Bradenton, FL 34207                  Myakka City, FL 34241

Dan E. Molter                         R. Jay Taylor
7704 19th Avenue N.W.                 932 5th Avenue West
Bradenton, FL 34209                   Palmetto, FL 34221

Kirk D. Moudy                         Edward D. Wyke
3711 De Prado Blvd.                   219 32nd Street West
Cape Coral, FL. 33904                 Bradenton, FL 34205


                               EXECUTIVE OFFICERS


Gerald L. Anthony
President and Chief Executive Officer

Robert L. Andreasen
Charlotte County Executive
4441 Blue Sage Court
Bonita Springs, FL  34134

Dale E. Bowe
Vice President, Commercial Loan Officer
18438 Temple Avenue
Port Charlotte, FL  33948

Philip W. Coon
Senior Vice President, Mortgage Banking Division
510 Rooks Road
Seffner, FL  33584

Andrea M. Franco
Vice President, Credit Cards and Marketing
444 40th Court West
Bradenton, FL  34205

Stuart M. Gregory
Senior Vice President, Retail Residential Lending
117 25th Street West
Bradenton, FL  34205

Michael R. Lewis
Senior Vice President, Consumer Lending
5205 20th Avenue West
Bradenton, FL  34209

David R. Mady
Vice President, Secondary Market Manager
3209 Riverview Blvd.
Bradenton, FL  34205

John S. Nash
Senior Vice President, Senior Commercial Lending Officer
4804 1st Avenue Drive, N.W.
Bradenton, Fl.  34209

David R. Mady
Vice President, Secondary Market Manager
3209 Riverview Blvd.
Bradenton, FL  34205

Brian M. Watterson
Chief Financial Officer, Chief Operating Officer and Secretary
8821 28th Street East
Palmetto, FL  34219

                                   EXHIBIT B

                                    BRANCHES

=========================================================================
                                                            NAME POST
     NAME                             ADDRESS                 MERGER
     ----                             -------               ---------
=========================================================================
American Bank of Bradenton    4115 US Highway 301 North    American Bank
                              Ellenton, Florida  34222
-------------------------------------------------------------------------
American Bank of Bradenton    902 17th Street              American Bank
                              Palmetto, Florida  34220
-------------------------------------------------------------------------
American Bank of Bradenton    5503 Manatee Avenue West     American Bank
                              Bradenton, Florida  34209
-------------------------------------------------------------------------
American Bank of Bradenton    6821 15th Street East        American Bank
                              Bradenton, Florida  34203
-------------------------------------------------------------------------
American Bank of Bradenton    1301 8th Avenue West         American Bank
                              Palmetto, Florida  34221
-------------------------------------------------------------------------
American Bank of Bradenton    2525 Manatee Avenue West     American Bank
                              Bradenton, Florida  34205
                              (Drive-up only)
-------------------------------------------------------------------------
Murdock Florida Bank          1777 Tamiami Trail           American Bank
                              Murdock, Florida  33948
-------------------------------------------------------------------------
American Bank of Bradenton    301 North Tamiami Trail      American Bank
                              Ruskin, Florida  33570(1)
=========================================================================



------
(1) American Bank received an approval order from the Federal Deposit Insurance Corporation on February 26, 1998 to open this branch. This branch has not opened for business as of the date hereof.

                                   EXHIBIT C

                                  ARTICLE III

                          MANNER OF CONVERTING SHARES

         3.1 CONVERSION. Subject to the provisions of this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of the shareholders of ABI or Murdock, the shares of the constituent corporations shall be converted as follows:

              (a) Except for shares of Murdock Common Stock issued and outstanding immediately prior to the Effective Time as to which dissenters' rights have been perfected and not withdrawn, and subject to Section 3.4 relating to fractional shares, each share of Murdock Common Stock (excluding shares to be cancelled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for 2.40 ABI Common Shares (the "Exchange Ratio"). The Exchange Ratio shall be fixed and no adjustment shall be made except pursuant to Section 3.2 of this Agreement unless the Designated Price of the ABI Common Shares is less than $11.00, the Closing Equity is less than $5,000,000, or both, in which case the Exchange Ratio shall be adjusted in accordance with Section 3.1(b) of this Agreement.

              (b) If the Designated Price of ABI Common Shares is less than $11.00 and the Closing Equity is at least $5,000,000, then the Exchange Ratio shall be increased to equal the quotient, rounded to the third decimal point, of: (x) the product of $11.00 and the Exchange Ratio dividend by (y) the Designated Price. If the Designated Price shall be less than $10.00, then ABI and Murdock shall in good faith attempt to negotiate a mutually acceptable Merger Consideration for the Murdock Common Stock; provided, however, that if a mutually acceptable Merger Consideration is not negotiated within four days following the Determination Date, then Murdock may terminate this Agreement pursuant to Section 10.1(i) of this Agreement. If the Closing Equity shall be less than $5,000,000, then the Exchange Ratio shall be adjusted as follows:
(i) if the Designated Price is $11.00 or more, then the Exchange Ratio shall be decreased to equal the quotient, rounded to the third decimal point, of (A) the quotient of [Closing Equity multiplied by 2.25, divided by 385,015] divided by (B) 12.169, or (ii) if the Designated Price is less than $11.00, then the Exchange Ratio shall be adjusted to equal the quotient, rounded to the third decimal point, of (A) the quotient of [Closing Equity multiplied by 2.25, divided by 385,015] divided by (B) 11.00. If the Closing Equity shall be less than $4,875,000, then ABI and Murdock shall in good faith attempt to negotiate a mutually acceptable Merger Consideration for the Murdock Common Stock; provided, however, that if a mutually agreed upon Merger Consideration is not negotiated within four days following the determination of Closing Equity, then ABI may terminate the Agreement pursuant to Section 10.1(j) of this Agreement.

              (c) Each of the Surviving Corporation common shares, $1.175 par value per share, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

              (d) Each of the ABI Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

         3.2 ANTI-DILUTION PROVISIONS. In the event that ABI changes the number of ABI Common Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or other similar transaction with respect to such ABI Common Shares and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted so as to prevent any dilutive effect to the stockholders of Murdock which would otherwise result from any such transaction on a percentage of ownership basis.

         3.3 SHARES HELD BY MURDOCK. Each share of Murdock Common Stock held by Murdock as treasury stock, other than those shares of Murdock Common Stock held in a fiduciary capacity or as a result of debts previously contracted, shall be cancelled and retired at the Effective Time and shall cease to exist and no consideration shall be exchanged therefor. All ABI Common Shares that are owned by Murdock shall become treasury stock of ABI.

         3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of Murdock Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of an ABI Common Share (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without any interest thereon) in an amount equal to such fractional part of an ABI Common Share multiplied by the "market price" of one ABI Common Share at the Closing. The "market price" of one ABI Common Share at the Closing shall be the closing price of such common shares on Nasdaq (as reported by the Wall Street Journal or, if not reported thereby, any other authoritative source selected by ABI) on the last trading day preceding the Closing. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional share.

         3.5  CONVERSION OF STOCK OPTIONS

              (a) At the Effective Time, each award, option, or other right to purchase or acquire ABI Common Shares pursuant to any stock awards, stock options, stock appreciation rights or other benefits("Murdock Rights") granted and under any employee stock option or compensation plan or arrangement of Murdock ("Murdock Stock Plans") which are outstanding at the Effective Time, whether or not vested or exercisable, without any action on the part of the holder thereof, shall be converted into and become rights with respect to ABI Common Shares, and ABI shall assume each Murdock Right, in accordance with the terms of the Murdock Stock Plan and stock option agreement or award by which it is evidenced, except that from and after the Effective Time (i) ABI and its Compensation Committee shall be substituted for Murdock and the committee of Murdock's Board of Directors (including, if applicable, the entire Board of Directors of Murdock) administering such Murdock Stock Plan, (ii) each Murdock Right assumed by ABI may be exercised solely for ABI Common Shares (or cash in the case of stock appreciation rights), (iii) the number of ABI Common Shares subject to such Murdock Right shall be equal to the number of ABI Common Shares subject to such Murdock Right immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price (or similar threshold price, in the case of stock awards) under each such Murdock Right shall be adjusted by dividing the per share exercise (or threshold) price under each such Murdock Right by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the proceeding sentence, ABI shall not be obligated to issue any fraction of an ABI Common Share upon exercise of Murdock Rights and any fraction of an ABI Common Share that otherwise would be subject to a converted Murdock Right shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market price of one ABI Common Share and the per share exercise price of such right. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.5(a), each Murdock Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. ABI agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.5.

              (b) As soon as practicable after the Effective Time, ABI shall deliver to the participants in each Murdock Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such Murdock Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) of this Agreement after giving effect to the Merger), and ABI shall comply with the terms of each Murdock Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Murdock Stock Plan, that the Murdock Rights which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, ABI exercise of Murdock Rights assumed by ABI in accordance with this Section 3.5. None of the ABI Common Shares to be issued upon conversion or exercise of converted Murdock Rights will be required to be registered under the Securities Act or any blue sky or state securities Laws.

              (c) All restrictions or limitations on transfer with respect to Murdock Common Stock awarded under the Murdock Stock Plans, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to ABI Common Shares into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

              (d) Prior to the Effective Time, Murdock will make any amendments to the terms of the Murdock Stock Plans that are necessary to give effect to the transactions contemplated by this Section 3.5. Murdock represents that neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will cause the acceleration of vesting, the lapse of repurchase rights or obligations, or the triggering of any other benefits, rights or protections occurring upon a change of control of Murdock with respect to any Murdock Rights under any Murdock Stock Plan or otherwise. Except as contemplated by this Section 3.5(d), Murdock will not, after the date hereof, without the written consent of ABI, amend any outstanding Murdock Rights or other options or rights to purchase shares of Murdock Common stock (including accelerating the vesting or lapse of repurchase rights or obligations).

         3.6 DISSENTER'S SHARES. Notwithstanding Section 3.1(a) of this Agreement, shares of Murdock Common Stock issued and outstanding at the Effective Time which are held by a holder who has not voted in favor of the Merger and who has demanded payment for such shares in accordance with Section
658.44 of the Florida Statutes ("Dissenting Murdock Shares") shall not be converted into or represent the right to receive the ABI Common Shares payable thereon pursuant to Section 3.1 of this Agreement, and shall be entitled only to such rights of appraisal as are granted by Section 658.44 of the Florida Statutes ("Dissent Provisions"), unless and until such holder fails to perfect or effectively withdraws or otherwise loses his rights to appraisal, such shares of Murdock Common Stock shall be treated as if they had been converted at the Effective Time into the right to receive the ABI Common Shares payable thereon pursuant to Section 3.1 of this Agreement. Murdock shall give ABI prompt notice upon receipt by Murdock of any written objection to the Merger and such written demands for payment for shares of Murdock Common Stock under the Dissent Provisions, and the withdrawals of such demands, and any other instruments provided to Murdock pursuant to the Dissent Provisions (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Each Dissenting Shareholder that becomes entitled, pursuant to the Dissent Provisions, to payment for any shares of Murdock Common Stock held by such Dissenting Shareholder shall receive payment therefor from ABI (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissent Provisions) and all of such Dissenting Shareholders shares of Murdock Common Stock shall be cancelled. Murdock shall not, except with the prior written consent of ABI, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by a Dissenting Shareholder.

         3.7 TRANSFERS. At the Effective Time, the stock transfer books of Murdock shall be closed as to holders of Murdock Common Stock immediately prior to the Effective Time and no transfers of Murdock Common stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates representing Murdock Common Stock are properly presented in accordance with Section 4.1 of this Agreement to the exchange agent, which shall be selected by ABI ("Exchange Agent"), such certificates shall be cancelled and exchanged for certificates representing the number of whole ABI Common Shares and a check representing the amount of cash for fractional shares, if any, into which the Murdock Common Stock represented thereby were converted in the Merger (the "Merger Consideration").

                                FIRST AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "First Amendment") dated as of October 8, 1997 by and among AMERICAN BANCSHARES, INC. ("ABI"), a Florida corporation having its principal office located in Bradenton, Florida, AMERICAN BANK OF BRADENTON ("American Bank"), a Florida state chartered bank, and MURDOCK FLORIDA BANK ("Murdock"), a Florida state chartered bank having its principal office located in Murdock, Florida.

                                    PREAMBLE

     The parties hereto entered into an Agreement and Plan of Merger, dated as of September 23, 1997 ("Merger Agreement"), whereby ABI, American Bank, and Murdock agreed to the merger of Murdock with and into American Bank. The parties now desire to amend the Merger Agreement on the terms and conditions set forth herein for the purpose of making certain corrective revisions.

     NOW, THEREFORE, in consideration of the above and the mutual representations, warranties, covenants, and agreements herein contained, the parties hereby agree as follows:

     1.   Amendments to the Merger Agreement.

          (A) Conversion of Murdock Common Stock - Adjustment of Exchange Ratio. Section 3.1(b) of the Merger Agreement is hereby amended by deleting
     Section 3.1(b) in its entirety and by insertion, in lieu thereof, of the following:

               (b) If the Designated Price of ABI Common Shares is less than $11.00 and the Closing Equity is at least $5,000,000, then the Exchange Ratio shall be increased to 2.65. If the Designated Price shall be less than $10.00, then ABI and Murdock shall in good faith attempt to negotiate a mutually acceptable Merger Consideration for the Murdock Common Stock; provided, however, that if a mutually agreed upon Merger Consideration is not negotiated within four days following the Determination Date, then Murdock may terminate this Agreement pursuant to Section 10.1(i) of this Agreement. If the Closing Equity shall be less than $5,000,000, then the Exchange Ratio shall be adjusted as follows: (i) if the Designated Price is $11.00 or more, then the Exchange Ratio shall be decreased to equal the quotient, rounded to the third decimal point, of (A) the quotient of [Closing Equity multiplied by 2.25, divided by 385,015] divided by (B) 12.169, or (ii) if the Designated Price is less than $11.00, then the Exchange Ratio shall be adjusted to equal the quotient, rounded to the third decimal point, of (A) the quotient of [Closing Equity multiplied by 2.25, divided by 385,015] divided by (B) 11.00. If the Closing Equity shall be less than $4,875,000, then ABI and Murdock shall in good faith attempt to negotiate a mutually acceptable Merger Consideration for the Murdock Common Stock; provided, however, that if a mutually agreed upon Merger Consideration is not negotiated within four days following the determination of Closing Equity, then ABI may terminate the Agreement pursuant to Section 10.1(j) of this Agreement.

          (B) Revised Definitions. The definition of Murdock Common Stock set forth in Section 11.1(a) of the Merger Agreement is hereby amended by deleting the definition of Murdock Common Stock set forth in Section 11.1(a) in its entirety and by insertion, in lieu thereof, of the following:

               "Murdock Common Stock" shall mean the $10.00 par value common stock of Murdock.

     2. Defined Terms. All terms which are capitalized but are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

     3. Inconsistent Provisions. All provisions of the Merger Agreement which have not been amended by this First Amendment shall remain in full force and effect. Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Merger Agreement and the provisions of this First Amendment, the provisions of this First Amendment shall control and be binding.

                [REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized, all as of the date first written above.

                                   AMERICAN BANCSHARES, INC.

                                   By: /s/ Gerald L. Anthony
                                       -------------------------------------
                                       Gerald L. Anthony
                                       President and Chief Executive Officer


                                   AMERICAN BANK OF BRADENTON

                                   By: /s/ Gerald L. Anthony
                                       -------------------------------------
                                       Gerald L. Anthony
                                       President and Chief Executive Officer


                                   MURDOCK FLORIDA BANK

                                   By: /s/ Robert L. Andreasen
                                       -------------------------------------
                                       Robert L. Andreasen
                                       President and Chief Executive Officer


                                      -3-